Acucela Announces that Brian O’Callaghan will Assume the Role of CEO; Ryo Kubota, MD, PhD to Remain Chairman of the Board

SEATTLE (December 22, 2014) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company focused on discovering and developing novel therapeutics to treat the progression of sight-threatening ophthalmic diseases, today announced that Brian O’Callaghan, Acucela’s President and Chief Operating Officer (COO), will assume the role of Chief Executive Officer (CEO), along with continuing to serve as Interim Chief Financial Officer (CFO). Ryo Kubota, MD, PhD, Acucela’s Founder, will retain his position as Chairman of Acucela’s Board of Directors. Mr. O’Callaghan will assume the role of CEO effective January 1, 2015.

As Chairman, Dr. Kubota will continue to drive the Company’s active investor relations and communications activities in Japan and take primary responsibility for the development of the strategic direction of Acucela’s visual cycle modulation programs.

Mr. O’Callaghan was appointed Acucela’s President, COO and Interim CFO in early September 2014. His primary responsibilities will continue to include driving and overseeing Acucela’s business development and financing strategies, as well as developing Acucela’s executive leadership team.

Dr. Kubota stated, “Today’s announcement is in line with our strategy to advance Acucela’s business to the next stage of growth and reflects my strong desire to concentrate more of my efforts on the science and vision of Acucela. I, along with our Board, am confident that this decision will enable Brian and me to best leverage our respective talents as we build a successful and sustainable global life sciences company, centered on the development of an innovative portfolio of ophthalmology products, designed to serve numerous indications of high unmet medical need. Over the past year and particularly over the last few months, following Brian’s appointment to our Executive management team, it’s been my pleasure to work with Brian. His fierce dedication to our vision and mission, keen business insights and natural leadership abilities will serve the Company well as we move into what I believe will be a bright future for Acucela.”

Mr. O’Callaghan added, “Ryo founded this Company on world class science with a defined vision in mind - to become a leading ophthalmology company, recognized for the unprecedented impact on the lives of patients. I look forward to helping lead the Company toward realizing this vision.”

Brian O’Callaghan has served on the Company’s Board of Directors since September 2013. He was most recently Chairman and CEO of Sonrgy Inc., a San Diego-based biotechnology company. Previous to Sonrgy, Mr. O’Callaghan served as President and Chief Executive Officer of Sangart Inc. and as a member of Sangart’s Board of Directors. Mr. O’Callaghan has also held the position of Chief Commercial Officer at NPS Pharmaceuticals, Inc., where he led important corporate strategic initiatives, and as General Manager of two global divisions of Covance Inc., where he was successful in restructuring and rebuilding two core business units. At Novartis Pharmaceuticals Corporation, Mr. O’Callaghan served as General Manager of their North American Transplantation & Immunology Division, as well as their Infectious Diseases Division, where he was instrumental in several successful product launches, in-licensing deals and growing two key business units. Mr. O’Callaghan co-founded a biopharmaceutical company, BioPartners, in Switzerland; served as General Manager of Merck Biopharmaceuticals in Germany; and has held various senior management positions within Pfizer UK and Bayer, Ireland. Mr. O’Callaghan holds an MBA from Henley College of Business Management in the UK and Marketing Diploma from the Cork Institute of Technology and the Marketing Institute of Ireland. He currently serves on a number of Boards, including BIOCOM, Aquavit Biopharma and the San Diego Century Club.
Management also noted that there will be no impact to the currently ongoing phase 2b/3 emixustat hydrochloride clinical trial.

Acucela Announces that Brian O’Callaghan will Assume the Role of CEO; Ryo Kubota, MD, PhD to Remain Chairman of the Board - Page 2

About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.

Cautionary Statements
Certain statements contained in this press release and the abstract are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will” as well as similar expressions are intended to identify forward-looking statements. These forward-looking statements include Acucela’s expectations regarding corporate development activities and the ultimate success of the enterprise. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements, including, but not limited to the risk that our product candidates will not demonstrate the expected benefits, the success of our product candidates depends heavily on the willingness of our collaboration partner to continue to co-develop our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

Contacts:

Acucela Inc.
Francesca T. Nolan	Tomomi Sukagawa
Director Corporate Communications	Director Investor Relations and Communication
Phone: 1-3206-805-8300	Phone: +81(0)3.5789.5872
Email: fnolan@acucela.com	Email: investor@acucela.com

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